Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K STREET, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

, 2019

Nordic American Offshore Ltd.
LOM Building
27 Reid Street
Hamilton HM 11
Bermuda

Re:	Nordic American Offshore Ltd.
Ladies and Gentlemen:
We have acted as counsel to Nordic American Offshore Ltd. (the “Company”) in connection with the Company’s registration statement on Form F-1 (File No. 333-       ) as filed with the U.S. Securities and Exchange Commission, and as thereafter amended or supplemented (the “Registration Statement”), as originally filed with the U.S. Securities and Exchange Commission (the “Commission”) on the date hereof, relating to the registration under the U.S. Securities Act of 1933, as amended, of common shares of the Company, including the related preferred share purchase rights.
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company (the “Prospectus”) included in the Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2018 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described under the caption “Taxation” in the Prospectus and “Item 10. Additional Information⸻E. Taxation⸻U.S. Federal Income Tax Considerations” in the Annual Report, we hereby confirm that the opinions of Seward & Kissel and the discussions of United States federal tax matters expressed in the Prospectus under the heading “Taxation” and in the Annual Report under the heading “Item 10. Additional Information⸻E. Taxation⸻U.S. Federal Income Tax Considerations”, are our opinions and accurately state our views as to the tax matters discussed therein.

Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Taxation” and “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,